Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                     The following table presents the Company's historical ratios of earnings to fixed charges for the last five fiscal years and for the three months ended March 31, 2003. This ratio is computed by dividing the sum of earnings before income taxes and fixed charges by fixed charges. Fixed charges represent interest, amortization of debt issuance costs, and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                                                           Year Ended December 31,
                                Three Months Ended                         -----------------------
                                  March 31, 2003       2002          2001               2000             1999            1998
                                  --------------       ----          ----               ----             ----            ----
                                                                        $ amounts in 000's
Ratio of Earnings
  to Fixed Charges............       38.8              33.9          12.8                N/A              N/A             N/A

Deficiency of Earnings
  Available to Cover
  Fixed Charges...............         N/A              N/A           N/A         $   10,847       $    7,784      $   12,342